Exhibit 99.1

PRESS RELEASE
Aspen reports results for the quarter and nine months ended September 30, 2013
Hamilton, Bermuda, October 30, 2013 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reported net income after tax of $107.4 million, or $1.43 diluted net income per share, for the third quarter of 2013.

Chris O’Kane, Chief Executive Officer commented, “In the third quarter, Aspen continued to make good progress in terms of strategic execution, operating results and profitability. We are pleased with the headway we are making on the three levers we outlined earlier this year. We repurchased $296 million of ordinary shares to date and continued to reallocate a portion of our investment portfolio to achieve higher risk-adjusted returns.”

Operating highlights for the quarter ended September 30, 2013

•
Gross written premiums increased overall by 4.2% to $581.6 million in the third quarter of 2013 from the third quarter of 2012. Gross written premiums in Reinsurance decreased by 15.4% while Insurance grew 21.1%

•
Combined ratio of 91.8% for the third quarter of 2013 compared with a combined ratio of 87.0% for the third quarter of 2012.  There were $14.2 million, or 2.6 combined ratio points, of catastrophe losses pre-tax net of reinsurance recoveries and reinstatement premiums in the third quarter of 2013 compared with minimal catastrophe losses in the third quarter of 2012.  Catastrophe losses included hailstorms in Germany of $14.9 million, $5.7 million related to floods in Toronto and Mexico, and a $6.4 million net reduction in loss estimates for natural catastrophe losses which occurred in the first half of 2013

•
Net favorable development on prior year loss reserves of $33.6 million, or 6.2 combined ratio points, for the third quarter of 2013 compared with $29.8 million, or 5.8 combined ratio points, for the third quarter of 2012

Financial highlights for the quarter and nine months ended September 30, 2013

•
Annualized net income return on average equity of 14.8% and annualized operating return on average equity of 10.8% for the third quarter of 2013 compared with 14.4% and 13.2%, respectively in the third quarter of 2012(1)

•
Annualized net income return on average equity of 10.1% and annualized operating return on average equity of 9.2% for the first nine months of 2013 compared with 11.9% and 12.0%, respectively in the first nine months of 2012(1)

•
Diluted net income per share of $1.43 for the quarter ended September 30, 2013 compared with diluted net income per share of $1.45 for the third quarter of 2012, and diluted net income per share of $2.95 for the nine months ended September 30, 2013 compared with diluted net income per share of $3.47 for the nine months ended September 30, 2012

•
Diluted operating income per share of $1.05 for the quarter ended September 30, 2013 compared with diluted operating income per share of $1.34 for the third quarter of 2012(1) and diluted operating income per share of $2.78 for the nine months ended September 30, 2013 compared with diluted net income per share of $3.53 for the nine months ended September 30, 2012

•	On an after-tax basis, net catastrophe losses were $13.3 million, or $0.20 per share, for the third quarter of 2013, and $62.5 million, or $0.93 per share, for the first nine months of 2013

•	Diluted book value per share of $40.43 at September 30, 2013, up 4.0% from June 30, 2013(1)

Segment highlights

Reinsurance

Operating highlights for Reinsurance for the quarter ended September 30, 2013 include:

•	Gross written premiums of $219.5 million, decreased 15.4% compared with $259.5 million for the third quarter of 2012

•	Combined ratio of 80.5% compared with 73.8% for the third quarter of 2012

•
Favorable prior year loss reserve development of $32.3 million, or 12.6 combined ratio points, compared with $22.0 million favorable prior year loss reserve development, or 7.9 combined ratio points, for the third quarter of 2012

Gross written premiums in reinsurance declined primarily due to prior year premium adjustments and higher commutations.

The combined ratio of 80.5% for the third quarter of 2013 included $11.3 million, or 4.5 percentage points, of catastrophe losses, pre-tax net of reinsurance recoveries and $1.4 million of reinstatement premiums. In addition, there were $17.1 million of significant non-catastrophe losses in Reinsurance in the third quarter including a container ship loss and a chemical factory fire loss. The combined ratio of 73.8% for the third quarter of 2012 included minimal catastrophe losses and no significant non-catastrophe losses.

Insurance

Operating highlights for Insurance for the quarter ended September 30, 2013 include:

•	Gross written premiums of $362.1 million, increased 21.1% compared with $298.9 million for the third quarter of 2012

•	Combined ratio of 96.7% compared with 96.4% for the third quarter of 2012

•	Favorable prior year loss reserve development of $1.3 million, or 0.5 combined ratio points, compared with $7.8 million, or 3.3 combined ratio points, for the third quarter of 2012

The increase in gross written premiums was mainly attributable to growth in Casualty and Financial and Professional lines sub-segments.

The combined ratio for the third quarter of 2013 included $2.9 million, or 1.0 percentage points, of net catastrophe losses, pre-tax net of reinsurance recoveries, while the comparative quarter of 2012 included no natural catastrophe losses.

Investment performance

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.5 years at September 30, 2013, excluding the impact of interest rate swaps, or 3.1 years including the impact of interest rate swaps. The total return on the Company’s investment portfolio was 0.8% for the third quarter of 2013, compared to 1.0% for the third quarter of 2012. The equity portfolio had a gain of 6.5% for the quarter and a gain of 15.3% for the first nine months of 2013.

Net investment income for the third quarter of 2013 was $45.0 million compared with $48.6 million a year ago. Book yield as at September 30, 2013 on the fixed income portfolio was 2.82% compared to 2.71% at June 30, 2013 and 3.04% at September 30, 2012.

Net realized and unrealized investment gains included in net income for the quarter were $17.7 million. Other comprehensive income decreased by $9.7 million from June 30, 2013 to $189.2 million at September 30, 2013. Included in this change was the change in total unrealized gains in the available for sale investment portfolio, which includes equity securities and foreign exchange movements.

Capital

Total shareholders’ equity increased by $36.2 million in the quarter to $3.3 billion at September 30, 2013.
On August 29, 2013, the $150.0 million accelerated share repurchase program (“ASR”) previously announced on February 26, 2013 was terminated and an additional 705,062 ordinary shares were delivered to Aspen, bringing the total number of ordinary shares received under the ASR to 4,053,276 at an average price of $37.01. During the third quarter of 2013, Aspen repurchased 1,498,451 ordinary shares in the open market at an average price of $36.59 per share for a total cost of $54.8 million. Between September 30, 2013 and October 30, 2013, Aspen repurchased 77,723 ordinary shares under its open market repurchase program at an average price of $36.46 per share for a total cost of $2.8 million. Through October 30, 2013, Aspen has repurchased a total of 8,110,825 ordinary shares at an average price of $36.47 per share for a total cost of $295.8 million under its share repurchase program. Aspen had $236.0 million remaining under its current share repurchase authorization as at October 30, 2013.
Guidance

Aspen continues to expect to achieve an operating return on equity of 10% in 2014, assuming a pre-tax catastrophe load of $190 million per annum and normal loss experience and given the current interest rate environment.

See “Forward-looking Statements Safe Harbor” below.

(1)	See definition of non-GAAP financial measures on pages 12 and 13

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 9:00 am (EST) on Thursday, October 31, 2013.

To participate in the October 31 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 459 5609 (US toll free) or
+1 (404) 665 9920 (international)
Conference ID 70419301
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or
+1 (404) 537 3406 (international)
Replay ID    70419301
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen
Kerry.Calaiaro@aspen.co
+1 (646) 502 1076

Kathleen de Guzman, Vice President, Investor Relations, Aspen
Kathleen.deGuzman@aspen.co
+1 (646) 289 4912

Media
Steve Colton, Head of Communications, Aspen
Steve.Colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
caroline.merrell@citigatedr.co.uk
jos.bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Abernathy MacGregor
Carina Davidson
ccd@abmac.com
+1 (212) 371 5999

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at September 30, 2013	As at December 31, 2012

ASSETS
Total investments	$6,899.6	$6,692.4
Cash and cash equivalents	1,198.3	1,463.6
Reinsurance recoverables	621.8	621.6
Premiums receivable	1,089.1	1,057.5
Other assets	492.9	475.5
Total assets	$10,301.7	$10,310.6

LIABILITIES
Losses and loss adjustment expenses	$4,715.6	$4,779.7
Unearned premiums	1,334.6	1,120.8
Other payables	481.2	422.6
Long-term debt	499.2	499.1
Total liabilities	$7,030.6	$6,822.2

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,271.1	3,488.4
Total liabilities and shareholders’ equity	$10,301.7	$10,310.6

Book value per share	$41.33	$42.12
Diluted book value per share (treasury stock method)	$40.43	$40.65

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	September 30, 2013	September 30, 2012
UNDERWRITING REVENUES
Gross written premiums	$581.6	$558.4
Premiums ceded	(39.6)	(51.3)
Net written premiums	542.0	507.1
Change in unearned premiums	2.3	9.1
Net earned premiums	544.3	516.2
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	290.2	255.0
Policy acquisition expenses	110.5	103.1
General, administrative and corporate expenses	98.9	90.7
Total underwriting expenses	499.6	448.8
Underwriting income including corporate expenses	44.7	67.4
OTHER OPERATING REVENUE
Net investment income	45.0	48.6
Interest expense	(7.7)	(7.8)
Other income	1.6	4.5
Total other operating revenue	38.9	45.3

OPERATING INCOME BEFORE TAX	83.6	112.7

Net realized and unrealized exchange gains	13.3	7.7
Net realized and unrealized investment gains	13.4	2.7
INCOME BEFORE TAX	110.3	123.1
Income tax expense	(2.9)	(8.0)
NET INCOME AFTER TAX	107.4	115.1
Dividends paid on ordinary shares	(12.2)	(12.2)
Dividends paid on preference shares	(9.5)	(8.6)
Dividends paid to non-controlling interest	─	(0.1)
Proportion due to non-controlling interest	0.3	─
Retained income	$86.0	$94.2
Components of net income (after tax)
Operating income	$82.0	$106.5
Net realized and unrealized exchange gains after tax	12.0	6.1
Net realized investment gains after tax	13.4	2.5
NET INCOME AFTER TAX	$107.4	$115.1

Loss ratio	53.3%	49.4%
Policy acquisition expense ratio	20.3%	20.0%
General, administrative and corporate expense ratio	18.2%	17.6%
Expense ratio	38.5%	37.6%
Combined ratio	91.8%	87.0%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Nine Months Ended
	September 30, 2013	September 30, 2012
UNDERWRITING REVENUES
Gross written premiums	$2,042.3	$2,007.1
Premiums ceded	(290.6)	(284.6)
Net written premiums	1,751.7	1,722.5
Change in unearned premiums	(152.5)	(197.5)
Net earned premiums	1,599.2	1,525.0
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	892.3	801.1
Policy acquisition expenses	322.3	301.2
General, administrative and corporate expenses	273.2	259.0
Total underwriting expenses	1,487.8	1,361.3
Underwriting income including corporate expenses	111.4	163.7
OTHER OPERATING REVENUE
Net investment income	139.2	153.8
Interest expense	(23.2)	(23.2)
Other income	3.0	7.1
Total other operating revenue	119.0	137.7

OPERATING INCOME BEFORE TAX	230.4	301.4

Net realized and unrealized exchange (losses)	(10.7)	(1.6)
Net realized and unrealized investment gains (losses)	29.4	(1.8)
INCOME BEFORE TAX	249.1	298.0
Income tax expense	(9.8)	(19.6)
NET INCOME AFTER TAX	239.3	278.4
Dividends paid on ordinary shares	(36.0)	(35.0)
Dividends paid on preference shares	(26.1)	(22.6)
Dividends paid to non-controlling interest	─	(0.1)
Change in redemption value of the PIERS	(7.1)	─
Proportion due to non-controlling interest	0.3	0.3
Retained income	$170.4	$221.0
Components of net income (after tax)
Operating income	$219.9	$282.8
Net realized and unrealized exchange (losses) after tax	(9.5)	(1.8)
Net realized investment gains (losses) after tax	28.9	(2.6)
NET INCOME AFTER TAX	$239.3	$278.4

Loss ratio	55.8%	52.5%
Policy acquisition expense ratio	20.2%	19.8%
General, administrative and corporate expense ratio	17.1%	17.0%
Expense ratio	37.3%	36.8%
Combined ratio	93.1%	89.3%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Basic earnings per ordinary share
Net income adjusted for preference share dividend	$1.47	$1.50	$3.06	$3.60
Operating income adjusted for preference dividend	$1.09	$1.37	$2.88	$3.67
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$1.43	$1.45	$2.95	$3.47
Operating income adjusted for preference dividend	$1.05	$1.34	$2.78	$3.53

Weighted average number of ordinary shares outstanding (in millions)	66.716	71.129	67.303	71.126

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	68.562	73.398	69.959	73.703

Book value per ordinary share			$41.33	$42.90
Diluted book value (treasury stock method)			$40.43	$41.53

Ordinary shares outstanding at end of the period (in millions)			65.701	71.012

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			67.171	73.341

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$219.5	$362.1	$581.6	$259.5	$298.9	$558.4
Net written premiums	218.4	323.6	542.0	256.9	250.2	507.1
Gross earned premiums	268.6	356.5	625.1	299.8	302.0	601.8
Net earned premiums	255.7	288.6	544.3	279.6	236.6	516.2
Losses and loss adjustment expenses	122.2	168.0	290.2	117.1	137.9	255.0
Policy acquisition expenses	49.1	61.4	110.5	55.7	47.4	103.1
General and administrative expenses	34.6	49.5	84.1	33.6	42.8	76.4
Underwriting income	$49.8	$9.7	$59.5	$73.2	$8.5	$81.7

Net investment income			45.0			48.6
Net realized and unrealized investment gains (1)			13.4			2.7
Corporate expenses			(14.8)			(14.3)
Other income			1.6			4.5
Interest expenses			(7.7)			(7.8)
Net realized and unrealized foreign exchange gains (2)			13.3			7.7
Income before tax			110.3			123.1
Income tax expense			(2.9)			(8.0)
Net income			$107.4			$115.1

Ratios
Loss ratio	47.8%	58.2%	53.3%	41.9%	58.3%	49.4%
Policy acquisition expense ratio	19.2%	21.3%	20.3%	19.9%	20.0%	20.0%
General and administrative expense ratio (3)	13.5%	17.2%	18.2%	12.0%	18.1%	17.6%
Expense ratio	32.7%	38.5%	38.5%	31.9%	38.1%	37.6%
Combined ratio	80.5%	96.7%	91.8%	73.8%	96.4%	87.0%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$957.7	$1,084.6	$2,042.3	$1,033.5	$973.6	$2,007.1
Net written premiums	907.5	844.2	1,751.7	963.2	759.3	1,722.5
Gross earned premiums	828.9	1,000.7	1,829.6	890.8	848.8	1,739.6
Net earned premiums	788.2	811.0	1,599.2	832.6	692.4	1,525.0
Losses and loss adjustment expenses	394.9	497.4	892.3	386.4	414.7	801.1
Policy acquisition expenses	161.0	161.3	322.3	166.8	134.4	301.2
General and administrative expenses	97.2	134.0	231.2	92.6	126.3	218.9
Underwriting income	$135.1	$18.3	$153.4	$186.8	$17.0	$203.8

Net investment income			139.2			153.8
Net realized and unrealized investment gains (losses) (1)			29.4			(1.8)
Corporate expenses			(42.0)			(40.1)
Other income			3.0			7.1
Interest expenses			(23.2)			(23.2)
Net realized and unrealized foreign exchange (losses) (2)			(10.7)			(1.6)
Income before tax			249.1			298.0
Income tax expense			(9.8)			(19.6)
Net income			$239.3			$278.4

Ratios
Loss ratio	50.1%	61.3%	55.8%	46.4%	59.9%	52.5%
Policy acquisition expense ratio	20.4%	19.9%	20.2%	20.0%	19.4%	19.8%
General and administrative expense ratio (3)	12.3%	16.5%	17.1%	11.1%	18.2%	17.0%
Expense ratio	32.7%	36.4%	37.3%	31.1%	37.6%	36.8%
Combined ratio	82.8%	97.7%	93.1%	77.5%	97.5%	89.3%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2012, Aspen reported $10.3 billion in total assets, $4.8 billion in gross reserves, $3.5 billion in total shareholders’ equity and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service.

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor
This press release contains, and Aspen's earnings conference call will contain, written or oral "forward-looking statements" within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," "do not believe," "aim," "project," "anticipate," "seek," "will," “likely,” "estimate," "may," "continue," “guidance,” and similar expressions of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses; the impact of acts of terrorism and acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone debt crisis; our ability to successfully implement steps to further optimize the business portfolio ensure capital efficiency and enhance investment returns; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of one or more of our senior underwriters or key personnel; our reliance on information technology and third party service providers for our operations and systems; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Aspen's Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2013.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen's ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen's results, management has included and discussed certain "non-GAAP financial measures" as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen's results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen's website at www.aspen.co.

(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity is calculated using operating income, as defined below and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs.

Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. See page 23 of Aspen's financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity.

(2) Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including net realized and unrealized gains or losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts, and issue costs associated with equity instruments that were redeemed.
Aspen excludes these items from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen's results of operations in a manner similar to how management analyzes Aspen's underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 23 of Aspen's financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen's website at www.aspen.co.
(3) Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 22 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(4) Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 23 of Aspen's financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(5) Combined Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of combined ratio excluding catastrophes supports meaningful comparison from period to period of the underlying performance of the business. Combined ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses and net expenses by net earned premiums excluding catastrophe related reinstatement premiums. We have defined catastrophe losses in the third quarter of 2013 as losses primarily associated with hailstorms in Germany, floods in Toronto and Mexico and changes in loss estimates for natural catastrophe losses which occurred in the first half of 2013. We have defined catastrophe losses in the comparable period as losses associated with Hurricane Isaac in August 2012.

Other

(1) Catastrophe Load included in our guidance is an estimate of the average annual aggregate loss before reinsurance and tax from natural catastrophe events based on 50,000 simulations of our internal capital model which, in relation to its catastrophe modeling components, is based on a combination of catastrophe models selected by Aspen to best fit its current understanding of the worldwide natural catastrophe perils to which Aspen has known exposures. It does not include losses from non-natural catastrophe events such as terrorism or industrial accidents.

This load is attributed and then released quarter by quarter based on historic claims patterns. For example, there is a higher proportion allocated to the third quarter due to the historical frequency of U.S. Wind events in this period. As an organization, Aspen monitors its current catastrophe losses to date against expected losses and updates the projected numbers accordingly based on this experience.

Actual catastrophe loss experience may materially differ from the catastrophe load in any one year for reasons which include natural variability in the frequency and severity of catastrophe events, and limitations in one or more of the models or uncertainties in the application of policy terms and limits.